UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2019

BEACON ROOFING SUPPLY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50924	36-417337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Huntmar Park Drive, Suite 300, Herndon, VA 20170

(Address of Principal Executive Offices) (Zip Code)

(571) 323-3939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Beacon Roofing Supply, Inc. (the "Company") announced on February 22, 2019 that its President and Chief Executive Officer Paul Isabella will leave the Company during the fiscal year ending September 30, 2019. In connection with his departure, the Company and Mr. Isabella have executed an Employment and Post-Employment Exclusive Consulting Agreement dated February 25, 2019 (the “Agreement”). Pursuant to the Agreement, Mr. Isabella will remain President and CEO, and a director, until his successor’s start date, after which he will resign as a director but remain a full-time employee until his separation date, anticipated to be approximately 60 days after such start date. The other material terms of the Agreement are as follows: a) payment of current base salary and participation in benefit plans through the separation date; b) payment of any earned bonus for fiscal year 2019, prorated through the separation date; c) payment of a monthly exclusive consulting retainer of $58,000 a month following the separation date to the final payment date 24 months later; and d) provision of continued health insurance for Mr. Isabella and his family at active employee rates until he reaches Medicare age or otherwise becomes eligible for other health benefits. Any unvested stock options and restricted stock units will continue to vest from the separation date to the final payment date as if Mr. Isabella remained an active employee. Vested stock options may be exercised for one year following the final payment date. Benefits under the Agreement are subject to Mr. Isabella’s execution of a general release and compliance with his existing Restrictive Covenant Agreement as if he remained employed by the Company through the final payment date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date: February 26, 2019	By:	/s/ JOSEPH M. NOWICKI
JOSEPH M. NOWICKI
Executive Vice President & Chief Financial Officer